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                          AGREEMENT AND PLAN OF MERGER


                                      Among


                            CDSI HOLDING CORPORATION,

                             CSDI ACQUISITION CORP.

                                       and

                           CONTROL DATA SYSTEMS, INC.










                            Dated as of July 8, 1997









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                               TABLE OF CONTENTS
                                                                          Page

                                   ARTICLE I
                                   THE OFFER

SECTION 1.01  The Offer....................................................  1
SECTION 1.02  Company Action...............................................  2
SECTION 1.03  Directors....................................................  3

                                  ARTICLE II
                                  THE MERGER

SECTION 2.01  The Merger...................................................  4
SECTION 2.02  Effect of the Merger.........................................  4
SECTION 2.03  Consummation of the Merger...................................  4
SECTION 2.04  Certificate of Incorporation; By-Laws;
                   Directors and Officers..................................  5
SECTION 2.05  Conversion of Securities.....................................  5
SECTION 2.06  Stock Options................................................  5
SECTION 2.07  Payment for Shares...........................................  6
SECTION 2.08  Dissenting Shares............................................  8
SECTION 2.09  Dissenting Shares After Payment of
                   Fair Value..............................................  8

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01  Organization and Qualification...............................  9
SECTION 3.02  Subsidiaries.................................................  9
SECTION 3.03  Authority Relative to Agreement.............................. 10
SECTION 3.04  Non-Contravention............................................ 10
SECTION 3.05  Capitalization............................................... 10
SECTION 3.06  SEC Filings.................................................. 11
SECTION 3.07  Financial Statements......................................... 11
SECTION 3.08  Absence of Certain Changes or Events......................... 12
SECTION 3.09  Governmental Approvals....................................... 12
SECTION 3.10  Compliance with Laws......................................... 13
SECTION 3.11  Disclosure Documents......................................... 13
SECTION 3.12  Litigation................................................... 14
SECTION 3.13  Software..................................................... 14
SECTION 3.14  Trade Secrets................................................ 15
SECTION 3.15  Severance Arrangements....................................... 15
SECTION 3.16  Taxes........................................................ 16
SECTION 3.17  Employee Benefit Plans....................................... 17
SECTION 3.18  Environmental Matters........................................ 18
SECTION 3.19  Customer Relationships....................................... 18
SECTION 3.20  Certain Transactions......................................... 19
SECTION 3.21  State Takeover Statute Inapplicable.......................... 19
SECTION 3.22  Brokers...................................................... 19






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                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.01  Organization and Qualification............................... 19
SECTION 4.02  Authority Relative to Agreement.............................. 20
SECTION 4.03  Non-Contravention............................................ 20
SECTION 4.04  Governmental Approvals....................................... 20
SECTION 4.05  Disclosure Documents......................................... 20
SECTION 4.06  Brokers...................................................... 21
SECTION 4.07  Financing.................................................... 21

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

SECTION 5.01  Organization and Qualification............................... 22
SECTION 5.02  Authority Relative to Agreement.............................. 22
SECTION 5.03  Non-Contravention............................................ 22
SECTION 5.04  Governmental Approvals....................................... 22

                                  ARTICLE VI
                              CERTAIN AGREEMENTS

SECTION 6.01  Conduct of the Company's Business............................ 23
SECTION 6.02  Stockholder Approval......................................... 25
SECTION 6.03  Access to Information........................................ 26
SECTION 6.04  Further Assurances........................................... 26
SECTION 6.05  Inquiries and Negotiations; Certain
                   Payments................................................ 26
SECTION 6.06  Notification of Certain Matters.............................. 29
SECTION 6.07  Indemnification.............................................. 29
SECTION 6.08  Voting of Shares............................................. 30

                                  ARTICLE VII
                           CONDITIONS TO THE MERGER

SECTION 7.01  Conditions to the Merger Relating
                   to Parent and Acquisition............................... 30
SECTION 7.02  Conditions to the Merger Relating
                   to the Company.......................................... 31

                                 ARTICLE VIII
                          TERMINATION AND ABANDONMENT

SECTION 8.01  Termination and Abandonment.................................. 31
SECTION 8.02  Effect of Termination........................................ 32

                                  ARTICLE IX
                                 MISCELLANEOUS

SECTION 9.01  Nonsurvival of Representations and
                   Warranties.............................................. 32
SECTION 9.02  Expenses, Etc................................................ 33




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 SECTION 9.03  Publicity.................................................... 33
 SECTION 9.04  Execution in Counterparts.................................... 33
 SECTION 9.05  Notices...................................................... 33
 SECTION 9.06  Waivers...................................................... 34
 SECTION 9.07  Entire Agreement............................................. 34
 SECTION 9.08  Applicable Law............................................... 35
 SECTION 9.09  Binding Effect, Benefits..................................... 35
 SECTION 9.10  Assignability................................................ 35
 SECTION 9.11  Amendments................................................... 35





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                          AGREEMENT AND PLAN OF MERGER



                  AGREEMENT AND PLAN OF MERGER, dated as of July 8, 1997, among CDSI HOLDING CORPORATION, a Delaware corporation ("Parent"), CDSI ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and CONTROL DATA SYSTEMS, INC., a Delaware corporation (the "Company"). The Company and Acquisition are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

                  WHEREAS  the   respective   Boards  of  Directors  of  Parent,
Acquisition and the Company have each approved, upon the terms and subject to the conditions hereinafter provided, the acquisition of the Company by Acquisition pursuant to a tender offer by Acquisition for all the outstanding shares of Common Stock, $.01 par value ("Company Common Stock"), of the Company, followed by a merger of Acquisition with and into the Company;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01 The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer under any of the conditions set forth in Annex I hereto, Acquisition shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares (the "Shares" of Company Common Stock at a price of $20.25 per Share, net to the seller in cash (or at such higher price as Acquisition, in its sole discretion, elects to offer), but subject to any withholding required by law. The Offer shall be subject to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares representing at least 51% of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. For purposes of determining the Minimum Condition, (i) Shares tendered subject to guaranteed delivery shall not be considered validly tendered unless and until delivery shall have been completed and (ii) Shares out-





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standing on a  fully-diluted  basis shall mean all Shares  actually  outstanding
plus  all  Shares   issuable   upon   exercise,   conversion   or   exchange  of
then-outstanding options, warrants and other rights to purchase, or other securities convertible into or exchangeable for, Company Common Stock, including any Shares issuable pursuant to the Company Stock Purchase Plan or the Company Stock Option Plan (each as defined in Section 3.05). Acquisition expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made that changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I.

                  (b) As soon as practicable on the date of commencement of the Offer, Acquisition shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Acquisition agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC.

                  SECTION 1.02 Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constituted approval of the Offer, the Merger and this Agreement for purposes of Sections 203 and 251 of the General Corporation Law of the State of Delaware (the "Delaware GCL"), and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Cowen & Company has delivered to the Company's Board of Directors its written opinion that, as of the date of such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Parent and its affiliates) from a financial point of view. The Company has been advised that all of its directors and executive officers intend either to tender




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their  Shares  pursuant  to the  Offer or to vote in favor  of the  Merger.  The
Company will promptly furnish Acquisition with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Acquisition such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Acquisition may reasonably request in connection with the Offer.

                  (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D- 9"), which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Acquisition each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC.

                  SECTION 1.03 Directors. (a) Effective upon the acceptance for payment by Acquisition of, and deposit by Acquisition with the depositary for the Offer of funds sufficient to make payment for, a majority of the outstanding Shares pursuant to the Offer, Acquisition shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Acquisition (including Shares accepted for payment and for which deposit has been made as aforesaid) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Acquisition's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Acquisition to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (B) each board of directors of each Subsidiary (as defined in Section 3.02) and (C) each committee of each such




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board.  Notwithstanding the foregoing,  at all times prior to the Effective Time the Board shall include at least two directors in office as of the date hereof who are not employees of the Company or any of its subsidiaries or affiliates of Parent or Acquisition (any such director remaining in office being a "Continuing Director").

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 3.06) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01 The Merger. As promptly as reasonably practicable after consummation of the Offer, subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware GCL, Acquisition shall be merged with and into the Company (the "Merger"), the separate existence of Acquisition (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation.

                  SECTION 2.02 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 259 of the Delaware GCL.

                  SECTION 2.03 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL, which shall be effective upon filing or on such later date as may be specified therein (the time of such effectiveness being the "Effective Time").




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                  SECTION 2.04 Certificate of Incorporation;  By-Laws; Directors
and Officers. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL. From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (a) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                  SECTION 2.05 Conversion of Securities. By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

                           (a) Each share of Common Stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation;

                           (b) Each share of Company Common Stock that is held in the treasury of the Company or of any Subsidiary, or by Parent, Acquisition or any of their subsidiaries, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

                           (c) Each remaining share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.08) shall be converted into the right to receive an amount in cash, without interest, equal to the $20.25 or any higher price paid for each Share in the Offer (the "Merger Consideration").

                  SECTION 2.06 Stock Options. (a) All stock options out-standing at the Effective Time under the Company Stock Option Plan (as defined in Section 3.05) shall, whether or not exercisable or vested, become fully exercisable and vested, and each holder of an option thereunder shall be entitled to receive from the Company, as of the Effective Time, for each share of Company Common Stock subject to an option an amount in cash in cancellation of such option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option, subject to applicable withholding, if any. The Company Stock Option Plan




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and all options issued and outstanding  thereunder shall terminate  effective as of the Effective Time.

                  (b) Immediately prior to the Effective Time, all options outstanding under the Company Stock Purchase Plan (as defined in Section 3.05) shall become exercisable to the extent of payroll deductions accumulated by participants as of such date, and each participant shall be deemed to have purchased the number of whole Shares subject to the options held by such participant at a per Share price determined pursuant to the provisions of the Company Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after the deemed purchase of such Shares. As of the Effective Time, each participant shall receive, for each Share such participant is deemed to have purchased, the Merger Consideration. The Company Stock Purchase Plan and all options issued and outstanding thereunder shall terminate effective as of the Effective Time.

                  SECTION 2.07 Payment for Shares. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, Parent and
Acquisition shall cause such funds as are required for the conversion of the Shares pursuant to Section 2.05(c) hereof (the "Exchange Fund") to be deposited with the Exchange Agent.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented outstanding Shares (each, a "Certificate") shall pass, only upon proper delivery of the Certificate to the Exchange Agent and have such other provisions as Parent shall specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration.

                  (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Shares previously represented by such Certificate, after giving effect to any applicable withholding




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tax, and the Certificate so surrendered shall forthwith be canceled.

                  (d) If Merger Consideration is to be paid to any person other than the person in whose name the Certificates for Shares surrendered for conversion are registered, it shall be a condition of the payment that such Certificates be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of Merger Consideration to a person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (e) Any portion of the Exchange Fund held by the Exchange Agent for delivery pursuant to this Section 2.07 and unclaimed at the end of six months after the Effective Time shall be repaid or redelivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.07 shall, subject to applicable law, thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such holders' Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares of Company Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

                  (f) The Exchange Agent shall invest any cash in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated, at the time of purchase, in either of the two highest quality categories by both Moody's Investors Services Inc. and Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. In the event the Exchange Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in the Exchange Fund cash in an amount sufficient to enable the Exchange Fund to satisfy all remaining obligations originally contemplated to be paid out of the Exchange Fund.





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                  (g) At and after the Effective  Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 2.07.

                  SECTION 2.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such Shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware GCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of such Shares shall be entitled to payment of the appraised value of such Shares in accordance with the provisions of Section 262 of the Delaware GCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any holder fails to perfect or loses such holder's appraisal rights as provided in Section 262 of the Delaware GCL, or (iii) if any holder of Dissenting Shares fails to demand payment within the time period provided in Section 262 of the Delaware GCL, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and the Company shall not, except with the written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 2.09 Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, shall be canceled after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to the Delaware GCL.






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



                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Acquisition as follows:

                  SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, assets, condition (financial or other) or operating results of such party and its subsidiaries, taken as a whole.

                  SECTION 3.02 Subsidiaries. (a) Except for shares of the Subsidiaries (as hereinafter defined), and except as set forth in Section 3.02 of the Disclosure Schedule delivered by the Company to Parent and Acquisition on the date hereof (the "Disclosure Schedule"), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or
(ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary and its jurisdiction of formation is identified in Section 3.02 of the Disclosure Schedule.

                  (b) Except as set forth in Section 3.02 of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encum-brances or adverse claims, and there are no proxies outstanding or restrictions on voting with respect to any such shares.

                  (c) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

                  SECTION 3.03 Authority Relative to Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval and adoption of this Agreement by a majority of the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  SECTION 3.04 Non-Contravention. Except as set forth in Section
3.04 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the Amended and Restated Certificate of Incorporation or By-Laws of the Company; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary; other than (in the cases of clauses (ii) and (iii) above) such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  SECTION 3.05 Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of July 7, 1997, 12,622,359 shares of Company Common Stock are issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no shares of Preferred Stock are outstanding or have ever been issued. Except for options to purchase an aggregate 1,688,490 shares of Company Common Stock granted pursuant to the Company's 1992 Equity Incentive Plan (the "Company Stock Option Plan"), and options to purchase, depending on the extent of payroll deductions, up to an aggregate 65,000 shares of Company Common Stock granted pursuant to the Company's 1993 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  SECTION 3.06 SEC Filings. The Company has provided to Parent and Acquisition true and complete copies of (i) the Annual Reports of the Company on Form 10-K for the years ended December 31, 1994, 1995 and 1996, (ii) the Quarterly Report of the Company on Form 10-Q for the three months ended March 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since January 1, 1994, and (iv) all other reports, statements and registration statements filed by the Company with the SEC since January 1, 1994 (collectively, the "Company SEC Filings"). The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, in all material respects and
(ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  SECTION 3.07 Financial Statements. The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consoli-dated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present in all material respects the financial position of the Company and the Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present in all material respects the results of operations of the Company and the Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

                  SECTION 3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Disclosure Schedule, since December 31, 1996, neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any material amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business,
(iii) discharged or satisfied any material lien or incurred or paid any material obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1996 and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its material assets, tangible or intangible, other than liens for current real property taxes not yet due and payable (and liens that, individually and in the aggregate, could not materially impair the use or value of the assets subject thereto), (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business, in immaterial amounts or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any transaction, except in the ordinary course of business or as otherwise contemplated hereby; which, with respect to any of the above, was or would reasonably be expected to be material to any of the three business segments described in the Company's annual report to stockholders for the year ended December 31, 1996 (each, a "Business Segment").

                  SECTION 3.09 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) filings pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Sections
1.02 and 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL,
(iv) such as are listed in Section 3.09 of the Disclosure Schedule and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Surviving Corporation or any Business Segment to conduct its business after the Effective Time substantially as currently conducted by the Company or such Business Segment.

                  SECTION  3.10  Compliance  with  Laws.  Except as set forth in
Section 3.10 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject, except for such defaults or violations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in said Section 3.10, neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would reasonably be expected to have a Material Adverse Effect, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect, except where the failure to have such licenses, permits, franchises and other governmental authorizations would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.11 Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated hereby (collectively, the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the Proxy Statement (as defined in Section 6.03 hereof), if any, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

                  (b) The Proxy Statement (as defined in Section 6.02 hereof) will not (i) at the time it or any amendment or supplement is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time of such stockholder vote or at the Effective Time, omit any information necessary to correct any statement that has become materially false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or any other Company Disclosure Document that relates to Parent or any affiliate or associate of Parent.

                  (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Parent in writing specifically for use in the Offer Documents, or that is incorporated therein by reference to any of the Company SEC Filings, will not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, suit, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.13 Software. (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company and each of the Subsidiaries has valid licenses to all copies of all software that is not owned by it and is used by it in connection with the conduct of its business ("Third Party Software"), and the use by the Company or such Subsidiary of such Third Party Software, including without limitation all modifications and enhancements thereto (whether or not created by the Company), complies with such license (except for such noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company). Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company owns all right, title and interest in and to all software marketed or licensed by the Company and the Subsidiaries to customers or held for use or in development for marketing and licensing to customers (collectively, the "Proprietary Software").

                  (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, to the Company's knowledge, none of the Third Party Software or Proprietary Software, no use thereof by the Company or any Subsidiary, and no permitted use thereof by any licensee infringes upon or violates any patent, copyright, trade secret or other intellectual property right of any person or entity. No claim or demand with respect to any such infringement or violation has been made or, to the knowledge of the Company, threatened.

                  (c) To the knowledge of the Company, there are no viruses in the Proprietary Software and there are no defects in the Proprietary Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured without a Material Adverse Effect on the Company.

                  SECTION 3.14 Trade Secrets. No third party has claimed or notified the Company or any Subsidiary that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

                  SECTION 3.15  Severance  Arrangements.  Except as set forth in
Section 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described in Section 3.15 of the Disclosure
Schedule), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

                  SECTION 3.16 Taxes. (a) Except as set forth in Section 3.16 of the Disclosure Schedule, each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed all Federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries,
(ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section
3.07 hereof), (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) to the knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) Except as set forth in Section 3.16 of the Disclosure Schedule, (i) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

                  (c) Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

                  (d) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  SECTION 3.17 Employee Benefit Plans. (a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA ("Plan") which the Company or any Subsidiary (i) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (ii) currently maintains or to which any of the same currently contributes or is required to contribute or (iii) currently participates in or is required to participate in.

                  (b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of its subsidiaries on account of a multiemployer plan or on account of any withdrawal therefrom.

                  (c) Notwithstanding anything else set forth herein, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation and underfunded pension liabilities previously disclosed to Parent, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including without limitation under ERISA (including without limitation Title I or Title IV thereof), the Code or other applicable law, and, to the knowledge of the Company, no event has occurred and no condition or set of cir-cumstances currently exists (other than the accrual of benefits under the normal terms of the Plans), that would reasonably be expected to result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including without limitation under ERISA (including without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

                  (d) Except as  required by  applicable  law or as set forth in
Section 3.17(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including without limitation any former or current employee) except as set forth under any Plan.

                  SECTION 3.18 Environmental Matters. The Company and each Subsidiary conducts its business and operations in compliance with all applicable environmental laws, ordinances and regulations, and neither the Company nor any Subsidiary has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary, except for such as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law.

                  SECTION 3.19 Customer Relationships. Neither the Company nor any Subsidiary has, since December 31, 1996, lost, or been notified that it will lose or suffer material diminution in, and to the knowledge of the Company no representative of any customer has notified the Company or any Subsidiary that in the event of a change of ownership of the Company such as contem-plated by this Agreement the Company or any Subsidiary would, lose or suffer material diminution in, its relationship with any customer or customers that are, individually or in the aggregate, material to the Company or any Business Segment.

                  SECTION 3.20 Certain Transactions. Except as disclosed in the Company SEC Filings or as set forth in Section 3.20 of the Disclosure Schedule, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and (i) any person or entity controlling or under common control with the Company or (ii) Ceridian Corporation or any of its subsidiaries or affiliates.

                  SECTION 3.21 State Takeover Statute Inapplicable. The Board of Directors of the Company has approved the Offer, the Merger Agreement and the Merger in accordance with paragraph (a)(1) of Section 203 of the Delaware GCL.

                  SECTION 3.22 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company. Cowen & Company, pursuant to an engagement letter dated June 20, 1997, a copy of which has been furnished to Parent, has performed services to the Company and is entitled to compensation from the Company in connection with the transactions contemplated hereby, including its fairness opinion with respect thereto.



                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent represents and warrants to the Company as follows:

                  SECTION 4.01 Organization and Qualification. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

                  (b) Since the date of its incorporation, Parent has not engaged in any activity other than in connection with or as contemplated by this Agreement, the Offer and the Merger or in connection with arranging financing required to consummate the transactions contemplated hereby.

                  SECTION 4.02 Authority Relative to Agreement. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent (including, without limitation, any action by its stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                  SECTION 4.03 Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of Parent or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

                  SECTION 4.04 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act, (ii) filings pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Sections 1.01 and 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

                  SECTION 4.05 Disclosure Documents. (a) Each of the Offer Documents, when filed with the SEC in connection with the transactions contemplated hereby, will comply as to form in all material respects with the requirements of the Exchange Act.

                  (b) At the time of filing with the SEC, none of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Acquisition with respect to information supplied by the Company specifically for inclusion in any Offer Document that relates to the Company or any Subsidiary, affiliate or associate of the Company. None of the information relating to Parent or Acquisition included in the Proxy Statement will, at the time the Proxy Statement is distributed to the Company's stockholders, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                  SECTION 4.06 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition, other than J.P. Morgan Securities Inc.

                  SECTION 4.07 Financing. The Company has received a copy of the commitment letter dated July 8, 1997, from Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners III, L.P. and certain affiliates (collectively, the "Financing Entities"), pursuant to which the Financing Entities have committed, subject to the terms and conditions set forth therein, to provide Parent with up to an aggregate $300 million of financing (the "Financing") and, subject to the terms and conditions of this Agreement, to ensure Parent's performance of its obligations hereunder. Parent believes that the aggregate proceeds of the
Financing will be sufficient to pay all amounts to be paid pursuant to the Offer, the Merger Consideration, to pay related fees and expenses and to provide a reasonable amount of working capital for the Surviving Corporation (collectively, the "Required Amounts"). Such commitment letter has not been withdrawn as of the date hereof.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

                  Acquisition represents and warrants to the Company as follows:

                  SECTION 5.01 Organization and Qualification. (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

                  (b) Since the date of its incorporation, Acquisition has not engaged in any activity other than in connection with or as contemplated by this Agreement, the Offer and the Merger or in connection with arranging financing required to consummate the transactions contemplated hereby.

                  SECTION 5.02 Authority Relative to Agreement. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and by Parent as its sole stockholder, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms.

                  SECTION 5.03 Non-Contravention. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of Acquisition or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

                  SECTION 5.04 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, except for (i) compliance by Acquisition with the HSR Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Sections 1.01 and 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.


                                   ARTICLE VI

                               CERTAIN AGREEMENTS

                  SECTION 6.01 Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this
Agreement:

                           (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; and

                           (b) neither the  Company  nor any  Subsidiary  shall,
         directly or  indirectly,  do any of the  following:  (i) sell,  pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except inventory and immaterial assets in the ordinary course of business; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary); (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

                           (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Option Plan, the Company Stock Purchase Plan, or otherwise, provided that the Company may issue shares of Company Common Stock upon the exercise of currently outstanding options referred to in

         Section 3.05 hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned Subsidiary); (iii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $3,000,000 in the aggregate; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or
         (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

                           (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees except (i) pursuant to the terms of employment agreements in effect on the date hereof and previously disclosed to Parent and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary;

                           (e) neither the Company nor any Subsidiary shall (except in the case of employees who are not executive officers of the Company, for salary increases in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

                           (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

                           (g) each of the Company and the Subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to maintain its relationships with its suppliers and customers, and if and as requested by Parent or Acquisition, (i) the Company shall use its best efforts to make reasonable arrangements for representatives of Parent or Acquisition to meet with customers and suppliers of the Company or any Subsidiary and
         (ii) the Company  shall  schedule,  and the  management  of the Company shall participate in, meetings of representatives of Parent or Acquisition with employees of the Company or any Subsidiary.

                  SECTION 6.02 Stockholder Approval. (a) As soon as reasonably practicable following the acquisition by Acquisition of a majority of the outstanding Shares (on a fully diluted basis), the Company shall take all action necessary in accordance with the Delaware GCL and its Certificate of
Incorporation and By-Laws to call, give notice of and convene a meeting (a "Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the stockholders of the Company and shall, subject to fiduciary duties as advised by counsel, recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

                  (b) As promptly as reasonably practicable following the acquisition by Acquisition of a majority of the outstanding Shares (on a fully diluted basis), the Company shall file a proxy or information statement pertaining to the Merger (the "Proxy Statement"). Parent and Acquisition shall cooperate fully with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Parent and its counsel. The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and shall cause a definitive Proxy Statement to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

                  (c) The Company shall notify Parent of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply Parent with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company, Parent or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

                  SECTION 6.03 Access to Information. (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

                  (b) Except as required by law, Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information in accordance with the Confidentiality Agreement dated November 1, 1995 between the Company and Welsh, Carson, Anderson & Stowe VII, L.P. (the "Confidentiality Agreement").

                  (c) No investigation pursuant to this Section 6.03 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to consummate the Offer or effect the Merger.

                  SECTION 6.04 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including without limitation any necessary filings under the HSR Act); provided that the foregoing shall not require Parent or the Company to make, or agree to make, or require Parent to permit the Company or any the Subsidiaries to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

                  SECTION 6.05 Inquiries and Negotiations; Certain Payments. (a)
From the date hereof until the termination hereof, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with or, subject to the fiduciary duties of the Company's Board of Directors as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions"), provided, however, that nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing a position required by Rule 14e-2 under the Exchange Act. The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less then
(i) two business days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction and (ii) two days' notice (or the longest notice legally permissible in the reasonable determination of counsel for the Company, if less than two days) of any public announcement relating to any Alternative Transaction. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. As of the date hereof, the Company shall cease, and shall cause its subsidiaries and the officers, directors, employees, representatives and other agents of the Company and its subsidiaries to cease all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

                  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, (i) a fee of $8,200,000 in cash, plus (ii) all reasonable and documented out-of-pocket costs and expenses of Parent and Acquisition, including without limitation fees and expenses of counsel, accountants, investment bankers and other advisors and printing expenses. In the event that this Agreement shall be terminated for any other reason and the Company shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein, the Company shall pay to Parent, within two business days following such termination, the fees and expenses referred to in clause (ii) of the preceding sentence; provided that such fees and expenses shall not be so payable if Parent or Acquisition shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein.

                  (c) "Payment Event" means (i) the termination of this Agreement by Parent pursuant to Section 8.01(e); (ii) the termination of this Agreement by the Company pursuant to Section 8.01(d) or (iii) the occurrence of any of the following events within 6 months after the date of termination of this Agreement (other than by reason of Parent's or Acquisition's failure to comply with or perform, or breach, in any material respect, of any of its covenants or agreements contained herein) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $20.90 per Share: (w) the Company is acquired by merger or otherwise by a Third Party; (x) a Third Party acquires more than 50% of the total assets of the Company and the Subsidiaries, taken as a whole; (y) a Third Party acquires more than 50% of the outstanding Shares or (z) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the assets of the Company and the Subsidiaries, taken as a whole.

                  (d) The Company acknowledges that the agreements contained in this Section 6.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.05, and, in order to obtain such payment, Parent and/or Acquisition commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 6.05, the Company shall also pay to Parent and Acquisition their costs and expenses incurred in connection with such litigation. Notwithstanding the foregoing, each party shall bear its own costs and expenses incurred in connection with any litigation over the reasonableness and/or documentation of any expenses submitted for reimbursement hereunder.

                  (e) This Section 6.05 shall survive any termination of this Agreement, however caused.

                  SECTION 6.06 Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                  SECTION 6.07 Indemnification. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to indemnification of the Indemnified Parties under such provisions and under the Company's indemnification agreements with its directors and officers.

                  (b) For a period of two years after the expiration date of the Company's current policy, the Surviving Corporation shall maintain officers' and directors' liability insurance covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, a copy of which has heretofore been delivered to Parent, on terms no less favorable than the terms of such current insurance coverage, provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently payable by the Company for such insurance, provided, further, however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

                  SECTION 6.08 Voting of Shares. Each of Parent and Acquisition agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement and approval of the Merger.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01 Conditions to the Merger Relating to Parent and Acquisition. The obligation of Parent and Acquisition to effect the Merger shall be subject, at their option, to the fulfillment at or prior to the Effective Time of the following conditions:

                           (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockhold-ers of the Company;

                           (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred;

                            (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any court, arbitrator or governmental agency, body or official; and

                           (d) Acquisition shall have purchased Shares pursuant to the Offer (provided that this condition shall be deemed fulfilled if Acquisition shall have failed to purchase Shares in violation of the Offer).

                  SECTION 7.02 Conditions to the Merger Relating to the Company. The obligation of the Company to effect the Merger shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

                    (a) this  Agreement  and the Merger shall have been approved and adopted by the requisite vote of the stockhold- ers of the Company;

                    (b) the  expiration  or earlier  termination  of any waiting period under the HSR Act shall have occurred; and

                    (c) no preliminary  or permanent  injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby.


                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

                  SECTION 8.01 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by mutual action of the Boards of Directors of Parent and the Company;

                  (b) by either Parent or the Company, if (i) the Offer shall not have been consummated on or prior to the close of business on October 31, 1997; (ii) the conditions to its obligations under Section 7.01 or Section 7.02, as the case may be, shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before December 31, 1997; or (iii) the Merger shall not have been effected on or prior to the close of business on December 31, 1997; unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

                  (c) by Parent, if the Offer is terminated or expires without the purchase of any Shares thereunder, unless such termination or expiration has been caused by the failure of Parent or Acquisition to perform in any material respect its obligations under this Agreement and the Offer;

                  (d) by the Company if, prior to the earlier of (i) the acceptance for payment of Shares by Acquisition under the Offer and (ii) stockholder approval of this Agreement and the Merger, the Company shall enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement; provided, that all amounts payable under Section 6.05 hereof shall have been paid prior to such termination (except for any amounts due in respect of expenses for which documentation shall not have been provided prior to such termination, which amounts shall be paid as promptly as practicable after delivery to the Company of required documentation thereof); or

                  (e) by Parent, if (i) the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Parent and Acquisition its approval or recommendation of the Offer and the Merger or approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction, or (ii) Cowen & Company shall have withdrawn its opinion at any time prior to the earlier of (A) acceptance for payment of Shares by Acquisition under the Offer and (B) the Effective Time.

Any party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice to the other party in accordance with Section 9.05.

                  SECTION 8.02 Effect of Termination. Except as provided in Sections 6.05 and 9.02 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

                  SECTION 9.02 Expenses, Etc. (a) In the event that the transactions contemplated by this Agreement are not consummated, then, except as set forth in Section 6.05(b), neither the Company, on the one hand, nor Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

                  (b) In the event that the transactions contemplated by this Agreement are consummated, Parent shall pay all of the fees and expenses of the Company incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors, and Parent shall pay all such fees and expenses incurred by Acquisition and Parent.

                  SECTION 9.03 Publicity. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

                  SECTION 9.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered in person or by facsimile transmission.

                  SECTION 9.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

                  If to Parent to it:

                           In care of Welsh, Carson, Anderson & Stowe
                           320 Park Avenue, Suite 2500
                           New York, N.Y. 10022

                           Attention:  Patrick J. Welsh
                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, N.Y. 10111

                           Attention:  William J. Hewitt

                  If to the Company, to:

                           Control Data Systems, Inc.
                           4201 Lexington Avenue North
                           Arden Hills, MN  55126-6198

                           Attention:  Chief Executive Officer

                  with a copy to:

                           Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, Minnesota 55402

                           Attention:  Keith A. Libbey

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

                  SECTION 9.06 Waivers. The Company, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 9.07 Entire Agreement. This Agreement, the Disclosure Schedule, the documents executed at the Effective Time in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. The Company may, in its discretion and for its convenience, include in the Disclosure Schedule items that are not material, and such inclusions shall not be deemed to be an agreement or admission by the Company that such items are material or otherwise be used to interpret the meaning of such term for purposes of this Agreement or otherwise. The parties agree that no representation, warranty, promise, inducement or statement of intention made by any party that is not embodied in this Agreement or such other documents may be relied upon for any purpose by any party, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. The projections and budgets furnished by the Company to Parent are arithmetically accurate, based on the assumptions set forth therein; it being understood that, while facts and circumstances resulting in a Material Adverse Effect on the Company may also result or be reflected in the Company's failure to achieve such projected or budgeted results, such failure shall not, in and of itself, be deemed to be a Material Adverse Effect on the Company.

                  SECTION 9.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

                  SECTION 9.09 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Section 6.07 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

                  SECTION 9.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  SECTION 9.11 Amendments. This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective Boards of Directors of the Company, Parent and Acquisition, without action by the stockholders thereof; provided that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Section 2.05 hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.


                            CDSI HOLDING CORPORATION


                            By /s/ Thomas E. McInerney
                               ----------------------------------
                            Name:   Thomas E. McInerney
                            Title: President

                            CDSI ACQUISITION CORP.


                            By /s/ Thomas E. McInerney
                               ----------------------------------
                            Name:   Thomas E. McInerney
                            Title: President

                            CONTROL DATA SYSTEMS, INC.


                            By /s/ James E. Ousley
                               ----------------------------------
                            Name:   James E. Ousley
                            Title: President and
                                   Chief Executive Officer

                             INDEX TO DEFINED TERMS

                 THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                   DOES NOT CONSTITUTE A PART OF THE AGREEMENT


   Term                                                   Section Reference
   ----                                                   -----------------

"Acquisition"                                                 Recitals
"Alternative Transactions"                                    6.05(a)
"Business Segment"                                            3.08
"Certificate"                                                 2.07(b)
"Code"                                                        3.17(a)
"Company"                                                     Recitals
"Company Common Stock"                                        Recitals
"Company Disclosure Documents"                                3.11(a)
"Company SEC Filings"                                         3.06
"Company Stock Option Plan"                                   3.05
"Company Stock Purchase Plan"                                 3.05
"Confidentiality Agreement"                                   6.03(c)
"Constituent Corporations"                                    Recitals
"Continuing Director"                                         1.03(a)
"Delaware GCL"                                                1.02(a)
"Disclosure Schedule"                                         3.02
"Dissenting Shares"                                           2.08
"Effective Time"                                              2.01
"Environmental Event"                                         3.18
"ERISA"                                                       3.17(a)
"Exchange Act"                                                3.06
"Exchange Agent"                                              2.07(a)
"Exchange Fund"                                               2.07(a)
"Financing"                                                   4.07
"Financing Entities"                                          4.07
"HSR Act"                                                     3.09
"Indemnified Parties"                                         6.07(a)
"Material Adverse Effect"                                     3.01
"Meeting"                                                     6.02(a)
"Merger"                                                      2.01
"Merger Consideration"                                        2.05(c)
"Minimum Condition"                                           1.01
"Offer"                                                       1.01
"Parent"                                                      Recitals
"Payment Event"                                               6.05(c)
"Plans"                                                       3.17(a)
"Preferred Stock"                                             3.05
"Proprietary Software"                                        3.13(a)
"Proxy Statement"                                             6.02(b)
"Returns"                                                     3.16(a)
"Required Amounts"                                            4.07
"SEC"                                                         1.01
"Securities Act"                                              3.06
"Schedule 14D-9"                                              1.02(b)

   Term                                                   Section Reference
   ----                                                   -----------------

"Shares"                                                      1.01
"Subsidiary"                                                  3.02(c)
"Surviving Corporation"                                       Recitals
"Third Party"                                                 6.05(a)
"Third Party Software"                                        3.13(a)
"Tax"                                                         3.16(d)

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

                  Capitalized terms used in this Annex I shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

                  Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (1) prior to the expiration date of the Offer (A) the number of Shares validly tendered and not withdrawn, together with any Shares then owned by Acquisition, shall not satisfy the Minimum Condition, or (B) the applicable waiting period under the HSR Act shall not have expired or been terminated; or (2) at any time on or after July 8, 1997, and prior to acceptance for payment of or payment for Shares, any of the following conditions exist:

                  (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Acquisition or the consummation by Acquisition or Parent of the Merger, or seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Acquisition's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates,
         (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, (v) prohibiting the financing of the Offer, or (vi) that otherwise would reasonably expected to have a Material Adverse Effect on the Company; or

                  (b) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any court, government or governmental authority or agency (other than the application of the waiting period provisions of the HSR Act to the Offer, the acceptance for payment of or payment for any Shares or the Merger), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (vi) of paragraph (a) above; or

                  (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries or affiliates that has had or would reasonably be expected to have a Material Adverse Effect, or Parent and Acquisition shall have become aware of any facts that have had or are reasonably likely to have a Material Adverse Effect; or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 15%, measured from July 8, 1997, (iii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States or having a significant adverse effect on the functioning of the financial markets in the United States, or (v) in the case of any of the foregoing existing at the time of execution of the Merger Agreement, a material acceleration or worsening thereof; or

                  (e) it  shall  have  been  publicly  disclosed  or  Parent  or
         Acquisition shall have otherwise learned that (i) any Third Party shall have acquired beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to the date of the Merger Agreement, (ii) any Third Party that, prior to the date of the Merger Agreement, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting an additional 5% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting and additional 5% or more of any such class or series, or (iii) any Third Party shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

                  (f) the Company shall have breached or failed to perform any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true when made, or at any time prior to consummation of the Offer, as if made at and as of such time, provided that representations and warranties made as of a particular date need be true only as of such date (for the purpose of this paragraph (f), representations and warranties of the Company that are expressly qualified by a materiality qualification shall be true and correct subject to such materiality qualification, and all other representations and warranties shall be true and correct in all material respects); and in any such case, such breach, failure or untruth would reasonably be expected to materially influence the investment decision of a reasonable purchaser of all or a substantial portion of the Company's outstanding securities; or

                  (g) all consents, approvals, licenses, certificates, accreditations, authorizations or orders of any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement and for the Surviving Corporation and the Subsidiaries to conduct business in substantially the manner conducted by the Company and the Subsidiaries as of the date of the Merger Agreement, shall not have been obtained, except for any of the same, the failure to obtain which would not reasonably be expected to have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by the Merger Agreement; or





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


                  (h) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer; or

                  (i) all members of the Board of Directors of the Company, other than two Continuing Directors, shall not have resigned, effective upon and subject only to the acceptance for payment by Acquisition of, and deposit by Acquisition with the depositary for the Offer of funds sufficient to make payment for, a majority of the outstanding Shares pursuant to the Offer, or the Board of Directors of the Company shall not have elected, effective upon and subject only to such acceptance and deposit, at least three individuals designated by Parent as directors of the Company, effective upon such consummation, which, in the sole judgment of Acquisition in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Acquisition and may be asserted or waived by Acquisition in whole or in part at any time and from time to time in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.




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